Exhibit 99.1

Press Release	Source: VIA NET.WORKS, Inc.

VIA NET.WORKS Announces Postponement of its Shareholder Meeting until July 22, 2005; Seeks Votes from Shareholders who have not yet Voted

AMSTERDAM, Netherlands, June 28, 2005 – VIA NET.WORKS, Inc. (NASDAQ and Euronext: VNWI), announced today the postponement until July 22, 2005 of its Annual and Special meeting of shareholders originally scheduled for June 29, 2005.  The company stated that its board of directors had determined to re-schedule the meeting to permit the company to seek additional shareholder votes in favor of the proposals put forth to the shareholders.  The rescheduled meeting is to be held on July 22, 2005, beginning at 6:00 p.m. United Kingdom time, at the Hilton hotel at the London Heathrow Airport.

Two of the leading independent proxy advisory firms, Institutional Shareholder Services Inc. (“ISS”) and Glass, Lewis & Co., have recommended a vote FOR the approval of all of proposals to be considered, including (i) to approve and adopt the Sale and Purchase Agreement (the “Sale Agreement”), and the sale of substantially all the assets of the Company to Claranet Group Limited; and (ii) to approve and adopt the dissolution and Plan of Complete Liquidation and Dissolution of VIA (the “Plan of Dissolution”).

Based on the proxies submitted to date, the proposals for the Sale Agreement and the Plan of Dissolution have the overwhelming support of the shareholders who have voted, but only one third of the total votes of the outstanding voting shares have been received to date.  VIA reported that its management and proxy solicitor, D.F. King & Co., Inc. will continue their efforts to reach as many of the company’s shareholders as possible and encourage them to vote their shares.

Voting Instructions for Shareholders of VIA NET.WORKS, Inc. Holding through Dutch Custodian Banks or Brokers or Nederland Euroclear

If you hold shares through Dutch custodian banks or brokers or Nederland Euroclear, to vote your proxy, please contact your representative at the custodian bank or broker which holds your shares of VIA NET.WORKS, Inc.  You must give the custodian bank or broker through whom you hold your shares specific instructions with respect to the shareholder proposals.  Your custodian bank or broker will then submit voting instructions to our proxy solicitor, D.F. King & Co., Inc., by facsimile (+1 212  809-8839).

Custodial Banks and Brokers may obtain VIA NET.WORKS, Inc. proxy materials and proxy cards by emailing your request to Kristian Klein at kklein@dfking.com

If you have any questions, or need assistance in voting your shares, please contact Kristian Klein of D.F. King & Co., Inc. at +1 212 269-5550 extension 6832 or Steven Balet of MacKenzie Partners (UK) Limited at +44-207-170-4155.

About VIA NET.WORKS, Inc.

VIA NET.WORKS, Inc. (Nasdaq: VNWI; Euronext) provides business communication solutions to small- and medium-sized businesses in Europe and the United States. VIA offers a comprehensive portfolio of business communications services, including hosting, security, connectivity, networks, voice and professional services. Website: http://www.vianetworks.com.